UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
ENERGY PARTNERS, LTD.

(Name of Registrant As Specified In Its Charter)
ATS INC.
WOODSIDE FINANCE LIMITED
WOODSIDE PETROLEUM LTD.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXHIBIT INDEX

Exhibit No.
99.1	Letter from ATS Inc. to Energy Partners, Ltd. Stockholders, dated November 8, 2006

ATS INC.
71683 Riverside Drive
Covington,
Louisiana 70433
USA
T: +1 985 249 5300
F: +1 985 249 5388
November 8, 2006
Dear Fellow Stockholders of Energy Partners, Ltd.:
      As you know, ATS Inc. has commenced an all cash tender offer to purchase each outstanding share of common stock in EPL for $23 per share as described in our Offer to Purchase, as supplemented. At $23 per share, our offer will provide you with a 28% premium over the average closing price of EPL’s shares for the 30 calendar days preceding August 25, 2006 (the last market close prior to the announcement of our offer).
      We do not intend to extend our offer past 11:59 p.m., New York City time, on Friday, November 17, 2006, unless our consent solicitation to remove and replace the members of EPL’s board of directors is substantially successfully completed or the conditions to our offer have been otherwise satisfied by this time. Stockholders should be aware that they currently have no guaranty of their ability to sell their shares of EPL common stock for $23 per share in the event that our offer expires.
      Since our offer was announced on August 28, 2006, the NYMEX crude oil 12-month strip futures price has fallen by 12% and the NYMEX Henry Hub natural gas 12-month strip futures price has fallen by 14% as shown below:

Despite this sharp decline (which has affected our valuation of EPL), we have not decreased our offer price from $23 per share. We have also maintained our price even though the EPL board has over the past two months approved expensive and irrevocable golden parachute severance agreements for several of its officers and employees and has spent in excess of $2 million to obtain expanded liability insurance coverage for its officers and directors in connection with any change of control transaction.
      WE ARE SOLICITING CONSENTS TO REPLACE EPL’S CURRENT BOARD AND TO REPLACE ITS MEMBERS WITH PERSONS WHO WE ANTICIPATE WILL TAKE APPROPRIATE ACTION TO FACILITATE THE SUCCESS OF OUR OFFER.
      IF YOU WISH TO ACCEPT OUR $23 PER SHARE OFFER, WE URGE YOU TO “CONSENT” TO EACH OF OUR PROPOSALS BY SIGNING AND DATING THE ENCLOSED GOLD CONSENT CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
** You have limited time to deliver consents and accept our offer **

•	EPL’s board has told us that it needs two more months — until mid-January — to run its process — and they want us to suspend our consent solicitation and suspend our offer to buy your shares during those two months. Valuing EPL is a straightforward process — if the board would give us the information that we’ve requested, we could complete our analysis of the additional data in a week — it should not require two months!

•	We will not wait. We have no intention of extending our offer beyond November 17, 2006. Any other potential buyer will encounter the same commodity price environment that we have — DO YOU, AS A STOCKHOLDER, WANT TO BEAR THE RISK OF FURTHER EROSION OF THE COMMODITIES MARKETS RESULTING IN A MID-JANUARY “BEST” OFFER OF LESS THAN $23 PER SHARE?

•	We have no intention of purchasing any shares in the offer unless the conditions to our offer have been satisfied and we do not intend to extend our offer unless our consent solicitation is substantially successfully completed or the conditions to our offer have been otherwise satisfied by November 17, 2006.
** EPL’s board is limiting your choices **

•	The board stated on page 9 of its September 14, 2006 Schedule 14D-9 that there is “nothing to prevent the stockholders of the Company from receiving a control premium for their shares in the future” — however, by adopting a poison pill, the board has taken the choice of whether or not to accept our $23 per share offer away from its stockholders!

•	Here are the facts — the Stone merger was announced over six months ago — our offer was announced over two months ago — a Delaware judge confirmed over a month ago that EPL could respond to unsolicited offers even while the Stone merger was pending — since that time, not one party (other than ATS) has publicly announced its interest in acquiring EPL!

•	Since our offer was announced over two months ago, EPL’s board has not taken affirmative steps to facilitate your ability, as an EPL stockholder, to consider and accept our offer — EPL didn’t reach out to us until this week — more than 60 days after we first made our offer, more than a month since a Delaware judge first confirmed that EPL could talk to us under the terms of EPL’s now-terminated merger agreement with Stone, four days after we specifically asked to sign a confidentiality agreement and just 10 days before our offer’s expiration date. The board has now conditioned any review of confidential data on our keeping our offer open until mid-January. WHAT IS THE DOWNSIDE TO YOU, THE EPL STOCKHOLDERS, IF THE BOARD GIVES US THE INFORMATION WE’VE ASKED FOR IN OUR TIMEFRAME?

** EPL’s board has limited vision **

•	On page 8 its September 14, 2006 Schedule 14D-9, the Board noted its belief that “[EPL], both on a stand-alone basis and on a combined basis with [Stone] should provide greater value to stockholders” than our $23 per share offer.

•	But on October 11, 2006, EPL voluntarily terminated its merger agreement with Stone, paying $8 million to do so and bringing to more than $51 million the fees paid to or for the benefit of Stone.
** EPL’s board opts to spend your money in lieu of cultivating tangible options for you **

•	Consider the expenses recently and voluntarily incurred by the board:

Termination fees under Stone merger agreement	$51.5 million
Change of control severance plan	$12.8 million[1]
Premiums for enhanced D&O insurance coverage	$2.2 million
Bankers
Petrie Parkman	$2 million[2]
Evercore	$8 million[3]
Bank of America	$5 million[4]
UBS	$2 million[5]
MacKenzie Partners	???
Legal Fees (3 law firms)	???
What else...?	???

TOTAL	$83.5 million (or at least $2.14 per share6 ) plus ??? ... and increasing every day

•	This $2.14 per share spent or committed to be spent by EPL is only what has been publicly disclosed so far — who knows how much more of your money has been spent or will be spent blocking our offer!

(1)	See page 3 of EPL’s Schedule 14D-9 filed with the SEC on September 14, 2006 (the “Schedule 14D-9). Aggregate expense figure assumes a qualifying termination of each subject employee following a change of control under the applicable plan.

(2)	Petrie Parkman was paid $1 million in connection with its initial engagement and is entitled to an additional $250,000 for each additional opinion delivered to EPL. See page 9 of EPL’s Schedule 14D-9. EPL paid Petrie Parkman an additional $1 million to participate in the strategic alternatives evaluation process. See Item 5 to EPL’s Amendment No. 5 to EPL’s Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the SEC on October 13, 2006 (“14D-9 Amendment No. 5”).

(3)	Evercore received a $1 million engagement fee and is entitled to a payment of $7 million upon the earlier of September 5, 2007 and the consummation of any sale of EPL. See page 9 of EPL’s Schedule 14D-9.

(4)	Banc of America received a $1 million engagement fee and is entitled to a payment of $4 million upon the earlier of September 5, 2007 and the consummation of any sale of EPL. See page 9 of EPL’s Schedule 14D-9.

(5)	See Item 5 to 14D-9 Amendment No. 5.

(6)	Assuming 38,952,550 shares outstanding as of November 1, 2006 as reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2006.

•	EPL reported on page 10 of its Quarterly Report on 10-Q which it filed with the SEC on November 6, 2006 that it had expensed $3 million of “other [Stone] merger related costs” in just in the third quarter of 2006 alone. Although It’s unclear whether this is in addition to the other expenses described above, it is clear that EPL incurs more and more costs and fees every day.

•	Rather than continuing to spend more of your money, shouldn’t EPL just show us any information that could actually matter to our bid?

•	Perhaps it is telling that the board has spent $2.2 million of your money to further insure itself against stockholder suits on a going forward basis...What are they afraid of?
Do you trust EPL’s board to act in your best interests?
** Send your message to EPL’s board — you want the ability to accept our offer! **
      Our offer is still subject to a number of conditions — the satisfaction of certain of which can be facilitated by the board — which are described in our Offer to Purchase and the Supplement to the Offer to Purchase, each of which you should have received (or will soon receive) in the mail. We believe that you can secure your best chance to accept our offer by tendering your EPL shares to ATS and by voting to “CONSENT” to each of the proposals in our consent solicitation.
      If you need additional copies of our Consent Statement, Consent Card, Offer to Purchase and Supplement to our Offer to Purchase, you can obtain them by contacting Innisfree M&A Incorporated at the address and phone number set forth below.
      Failure to return a consent card will have the same effect as voting against the proposals. Therefore, your consent is important. Please sign and date the enclosed GOLD consent card and return it in the enclosed postage-paid envelope promptly.
      We believe it is clear to you where your interest as an EPL stockholder lies. Carefully weigh your options — then do what is in your best interests.

Sincerely,

Mark Chatterji
President

IMPORTANT
If you have any questions, please contact the firm assisting us:
INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor, New York, New York 10022
SHAREHOLDERS CALL TOLL-FREE: (877) 456-3427
(BANKS AND BROKERS CALL COLLECT: (212) 750-5833)

      IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED WITH THE SEC: ATS Inc., Woodside Finance Limited and Woodside Petroleum Ltd. have filed a consent statement with the SEC relating to a consent solicitation to remove each of the members of EPL’s board of directors and to elect nominees of ATS to the EPL’s board of directors. The consent statement has been mailed to the stockholders of EPL. EPL STOCKHOLDERS ARE ADVISED TO READ THE CONSENT STATEMENT AND OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the consent statement and other relevant documents filed by ATS at the SEC’s web site at http://www.sec.gov. The consent statement and such other documents may also be obtained for free from ATS by directing such requests to Innisfree M&A Incorporated.
      ATS, Woodside Finance, Woodside Petroleum and their respective directors and executive officers, ATS’s director nominees and other persons may be deemed to be participants in the solicitation of consents from stockholders of EPL in respect of the proposed transaction. The identity of and information regarding persons who, under the SEC rules, are “participants in the solicitation” of consents from EPL stockholders for use at EPL’s special meeting or otherwise are contained in the consent statement filed with the SEC by ATS, Woodside Finance, Woodside Petroleum.
      This letter is for informational purposes only and does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of EPL. ATS Inc., Woodside Finance and Woodside Petroleum have previously filed a Schedule TO with the SEC containing an offer to purchase all of the outstanding shares of common stock of EPL for $23 per share. The tender offer is being made solely by means of the offer to purchase and the exhibits filed with respect thereto (including the related letter of transmittal) and any amendments thereto, which contains the full terms and conditions of the tender offer. Investors and security holders are urged to read the offer to purchase and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the offer to purchase and other relevant documents (including the exhibits to the offer to purchase) at the SEC’s Web Site at the address provided above. The offer to purchase and such other documents may also be obtained free of charge from ATS by directing such request to Innisfree M&A Incorporated at the address provided above.